CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 27, 2010, accompanying the financial statements of New Jersey Insured Municipals Income Trust, Series 146, Ohio Insured Municipals Income Trust, Series 130 and Pennsylvania Insured Municipals Income Trust, Series 289 (included in Van Kampen Unit Trusts, Municipal Series
498) as of March 31, 2010, and for each of the three years in the period then ended and the financial highlights for each of the five years in the period ended March 31, 2010, contained in this Post-Effective Amendment No. 6 to Form S-6 (File No. 333-113464) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 27, 2010